Exhibit 99.5

GEORESOURCES, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:

Cash	$21,535	$39,144
Accounts receivable:
Oil and gas revenues	32,323	26,485
Joint interest billings and other, less allowance for doubtful accounts of $609 and $609, respectively	27,321	21,328
Affiliated partnerships	757	371
Notes receivable	545	545
Derivative financial instruments	4,320	4,037
Income taxes receivable	9,765	7,753
Prepaid expenses and other	5,019	3,681

Total current assets	101,585	103,344

Oil and gas properties, successful efforts method:
Proved properties	531,755	428,871
Unproved properties	60,602	44,613
Office and other equipment	1,780	1,675
Land	146	146

	594,283	475,305

Less accumulated depreciation, depletion and amortization	(106,529)	(96,753)

Net property and equipment	487,754	378,552

Equity in oil and gas limited partnerships	1,975	2,240

Derivative financial instruments	206	868

Deferred financing costs and other	2,506	2,687

	$594,026	$487,691

The accompanying notes are an integral part of these statements.

GEORESOURCES, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2012	2011
	(unaudited)
LIABILITIES AND EQUITY

Current liabilities:

Accounts payable	$44,381	$25,483
Accounts payable to affiliated partnerships	2,459	3,597
Revenue and royalties payable	22,880	17,043
Drilling advances	7,919	12,965
Accrued expenses	9,416	5,073
Derivative financial instruments	5,184	2,890

Total current liabilities	92,239	67,051

Long-term debt	60,000	—

Deferred income taxes	52,325	44,389

Asset retirement obligations	9,458	7,940

Derivative financial instruments	865	—

Stockholders’ equity:
Common stock, par value $0.01 per share; authorized 100,000,000 shares; issued and outstanding: 25,631,672 in 2012 and 25,595,930 in 2011	256	256
Additional paid-in capital	283,072	281,515
Accumulated other comprehensive income (loss)	(1,080)	1,069
Retained earnings	96,891	85,471

Total stockholders’ equity	379,139	368,311

	$594,026	$487,691

The accompanying notes are an integral part of these statements.

GEORESOURCES, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenue:
Oil and gas revenues	$42,564	$26,614
Partnership management fees	101	111
Property operating income	1,805	676
Gain on sale of property and equipment	2	736
Partnership income	291	410
Interest and other	31	92

Total revenue	44,794	28,639

Expenses:
Lease operating expense	7,252	5,019
Severance taxes	2,822	1,621
Re-engineering and workovers	772	394
Exploration expense	279	232
General and administrative expense	4,647	2,600
Depreciation, depletion and amortization	9,774	5,580
Hedge ineffectiveness	66	2,202
Interest	409	586

Total expense	26,021	18,234

Income before income taxes	18,773	10,405

Income tax expense (benefit):
Current	(1,905)	157
Deferred	9,258	3,935

	7,353	4,092

Net income	$11,420	$6,313

Net income per share (basic)	$0.45	$0.26

Net income per share (diluted)	$0.44	$0.26

Weighted average shares outstanding:
Basic	25,610,676	24,088,159

Diluted	26,073,121	24,678,013

The accompanying notes are an integral part of these statements.

GEORESOURCES, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011

Net income	$11,420	$6,313

Other comprehensive income (loss), net of tax:

Change in fair market value of hedged positions, net of taxes of $1,344 and $3,086, respectively	(2,186)	(5,122)

Net realized hedging loss charged to income, net of taxes of $21 and $277, respectively	37	461

Total other comprehensive loss, net of tax	(2,149)	(4,661)

Total comprehensive income	$9,271	$1,652

The accompanying notes are an integral part of these statements

GEORESOURCES, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Three Months Ended March 31, 2012

(In thousands, except share data)

(unaudited)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Par value	Capital	Earning	Income (Loss)	Total
Balance, December 31, 2011	25,595,930	$256	$281,515	$85,471	$1,069	$368,311

Exercise of employee stock options	31,112	—	300			300

Vesting of restricted stock	4,630	—				—

Excess tax benefit from share-based compensation			91			91

Net income				11,420		11,420

Other comprehensive loss, net of taxes of $1,323					(2,149)	(2,149)

Equity based compensation expense			1,166			1,166

Balance, March 31, 2012	25,631,672	$256	$283,072	$96,891	$(1,080)	$379,139

The accompanying notes are an integral part of this statement.

GEORESOURCES, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$11,420	$6,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,774	5,580
Gain on sale of property and equipment	(2)	(736)
Accretion of asset retirement obligations	107	111
Hedge ineffectiveness loss	66	2,202
Partnership income	(291)	(410)
Partnership distributions	557	463
Deferred income taxes	9,258	3,935
Non-cash compensation	1,166	288
Excess tax benefit from share-based compensation	(91)	(2,050)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(14,138)	(4,925)
Decrease (increase) in prepaid expense and other	(1,158)	(640)
Increase (decrease) in accounts payable and accrued expense	22,895	4,135

Net cash provided by operating activities	39,563	14,266

Cash flows from investing activities:
Proceeds from sale of property and equipment	2	345
Additions to property and equipment	(117,565)	(24,251)

Net cash used in investing activities	(117,563)	(23,906)

Cash flows from financing activities:
Proceeds from stock options exercised	300	4,885
Excess tax benefit from share-based compensation	91	2,050
Issuance of common stock	—	122,486
Issuance of long-term debt	60,000	—
Reduction of long-term debt	—	(87,000)

Net cash provided by financing activities	60,391	42,421

Net increase (decrease) in cash and cash equivalents	(17,609)	32,781

Cash and cash equivalents at beginning of period	39,144	9,370

Cash and cash equivalents at end of period	$21,535	$42,151

Supplementary information:
Interest paid	$260	$302
Income taxes paid	$16	$285

The accompanying notes are an integral part of these statements.

GEORESOURCES, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE A: Organization and Basis of Presentation

Description of Operations

GeoResources, Inc. operates a single business segment involved in the acquisition, exploration, development and production of crude oil, natural gas and related products primarily in Texas, North Dakota, Louisiana, Oklahoma, Montana and Colorado.

Consolidated Financial Statements

The unaudited consolidated financial statements include the accounts of GeoResources, Inc. (“GeoResources” or the “Company”) and its majority-owned subsidiaries. The Company consolidated its non-controlling interest in Trigon Energy Partners, LLC (“Trigon”) from November 2010 until September 2011, at which time the Company deconsolidated the non-controlling interest due to a distribution of all of Trigon’s assets to Trigon’s owners. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial reporting. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s interim results. Our 2011 Annual Report on Form 10-K and 10-K/A includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this Form 10-Q. Except as disclosed herein, there has been no material changes to the information disclosed in the notes to the consolidated financial statements included in our 2011 Annual Report on Form 10-K and 10-K/A. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

The parent, GeoResources, Inc., has no assets or operations independent of its subsidiaries. The long-term debt of GeoResources, Inc. under its Credit Agreement discussed in Note D is fully and unconditionally guaranteed on a joint and several basis by all of its significant subsidiaries, all of which are wholly owned. Subject to a pledge of all the significant subsidiary assets pursuant to the Credit Agreement, there are no restrictions on the ability of GeoResources, Inc. to obtain funds from its significant subsidiaries. The significant subsidiaries of GeoResources, Inc. are: AROC (Texas) Inc., a Texas corporation; Catena Oil & Gas, LLC; a Texas limited liability company; G3 Energy, LLC, a Colorado limited liability company; G3 Operating, LLC, a Colorado limited liability company; Southern Bay Energy, LLC, a Texas limited liability company; Southern Bay Louisiana, L.L.C., a Texas limited liability company; and Southern Bay Operating, L.L.C., a Texas limited liability company.

Reclassifications

Certain reclassifications have been made to the three month period ended March 31, 2011 amounts on the Company’s Consolidated Statement of Income to conform to the current presentation of property operating income and interest and other income. In the consolidated statement of income for the quarter ended March 31, 2011, certain property operating related revenues have been reclassified from interest and other income to property operating income.

Earnings Per Share

Basic net income per common share is computed based on the weighted average shares of common stock outstanding. Net income per share computations to reconcile basic and diluted net income for the three months ended March 31, 2012 and 2011 consist of the following (in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011

Numerator:
Net income available for common shares	$11,420	$6,313

Denominator:
Basic weighted average shares	25,611	24,088
Effect of dilutive securities - share based compensation	462	590

Diluted weighted average shares	26,073	24,678

Earnings per share
Basic	$0.45	$0.26

Diluted	$0.44	$0.26

For the three months ended March 31, 2012, options to purchase 1,158 shares of common stock, were excluded from the dilutive earnings per share calculation because the effect would have been anti-dilutive. For the period ended March 31, 2011, no options were excluded from the dilutive earnings per share calculation.

For the periods ended March 31, 2012 and March 31, 2011, no restricted stock units were excluded from the dilutive earnings per share calculation because the effect would have been antidilutive.

Warrants to purchase 613,336 shares of common stock were excluded from the dilutive earnings per share calculation for March 31, 2012 and 2011 because the warrants’ exercise price exceeded the average market price of the Company’s common shares during these periods.

NOTE B: Acquisitions and Dispositions

In August 2011, the Company closed an acquisition of producing oil and gas properties located in the Austin Chalk trend of east Texas. The purchase price was $11 million plus closing adjustments for normal operating activity from effective date, June 1, 2011 until closing. The acquisition included approximately 3,700 net acres. For the three months ended March 31, 2012, these properties contributed $704,000 of revenue and $474,000 of net income.

In December 2011, the Company sold approximately 1,800 net acres in Atacosa County, Texas for $4.6 million. For accounting purposes the Company used the cost recovery method; under this method proceeds have been recorded in the balance sheet as a reduction to the carrying value of the unproved properties.

On January 20, 2012, the Company closed on an acquisition of unproved leasehold interests in McKenzie County, North Dakota. The Company acquired an average net interest of 10.2% in approximately 3,700 net acres. The Company’s net acquisition cost was $12.7 million and was funded with working capital and borrowings on its credit facility.

On February 29, 2012, the Company closed an acquisition of producing wells and acreage in the Austin Chalk trend of east Texas in the Brookeland field area, Newton and Jasper Counties. The Company acquired varying working interests in 96 producing and productive wells across approximately 170,000 net acres. The Company’s net acquisition cost was $40.4 million, subject to closing adjustments for normal operating activity and other customary purchase price adjustments from the effective date of January 1, 2012, until closing. The acquisition was funded with borrowings on the Company’s credit facility. Through March 31, 2012, these properties contributed $436,000 of revenue and $139,000 of net income.

NOTE C: Recently Issued Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities. The new standard requires an entity to disclose information about offsetting arrangements to enable financial statement users to understand the effect of netting arrangements on an entity’s financial position. The disclosures are required for recognized financial instruments and derivative instruments that are subject to offsetting under current accounting literature or are subject to master netting agreements irrespective of whether they are offset. The objective of the new disclosures is to facilitate comparison between entities that prepare financial statements on the basis of U.S. GAAP and entities that prepare financial statements under International Financial Reporting Standards (“IFRS”). The disclosure requirements will be effective for periods beginning on or after January 1, 2013 and must be applied retrospectively to all periods presented on a balance sheet. The Company will adopt the requirements of ASU No. 2011-11 on January 1, 2013, which may require additional note disclosures for derivative instruments and is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income: Presentation of Comprehensive Income (“ASU 2011-05”), which provides amendments to FASB ASC Topic 220, Comprehensive Income. The objective of ASU 2011-05 is to require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 was effective for interim and annual periods beginning after December 15, 2011 and is to be applied retrospectively. In December 2011, the FASB issued Accounting Standards Update No. 2011-12, Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”), which defers the effective date of changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments in this update became effective at the same time as the amendments in ASU 2011-05. The Company adopted the provisions of ASU 2011-05 and 2011-12 effective January 1, 2012, which did not have an impact on its consolidated financial statements other than requiring the Company to present its statements of comprehensive income separately from its statements of equity, as these statements were previously presented on a combined basis.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which provides amendments to FASB ASC Topic 820, Fair Value Measurement. The objective of ASU 2011-04 is to create common fair value measurement and disclosure requirements between GAAP and IFRS. The amendments clarify existing fair value measurement and disclosure requirements and make changes to particular principles or requirements for measuring or disclosing information about fair value measurements. ASU 2011-04 was effective for interim and annual periods beginning after December 15, 2011. The Company adopted this standard effective January 1, 2012, which did not have an impact on the Company’s consolidated financial statements other than additional disclosures.

NOTE D: Long-term Debt

On November 9, 2011, the Company entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”). The credit facility provides for financing of up to $450 million for the Company. The borrowing base at March 31, 2012 was $180 million. The credit facility provides for annual interest rates at (a) LIBOR plus 1.75% to 2.75% or (b) the prime rate plus 0.75% to 1.75%, depending upon the amount borrowed. The credit facility also requires the payment of commitment fees to the lender on the unutilized commitment. The commitment rate is 0.375% per annum if less than 50% of the borrowing based is outstanding and 0.50% per annum if more than 50% of borrowing base is outstanding. The Company is also required to pay customary letter of credit fees. All of the obligations under the credit facility, and guarantees of those obligations, are secured by substantially all of the Company’s assets.

The credit facility requires the maintenance of certain financial ratios, contains customary affirmative covenants, and provides for customary events of default. The Company was in compliance with all covenants at March 31, 2012.

The principal outstanding under the Company’s credit agreement was $60 million at March 31, 2012. The Company had no principal outstanding under the Company’s credit facility at December 31, 2011. The maturity date for amounts outstanding under the credit facility is November 9, 2016.

The remaining borrowing base capacity under the credit facility at March 31, 2012 was $120 million. The annual interest rate in effect at March 31, 2012 was 2.35% on the entire amount of outstanding principal.

Our borrowing base is redetermined on May 1 and November 1 of every year. Effective May 4, 2012, the Company’s borrowing base under this credit facility was raised to $210 million.

Interest expense for the three months ended March 31, 2012 and 2011 includes amortization of deferred financing costs of $128,000 and $264,000, respectively.

NOTE E: Stock Options, Performance Awards and Stock Warrants

In March 2007, the shareholders of the Company approved the GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan (the “Plan”), which authorizes the issuance of options and other stock-based incentives to officers, employees, directors and consultants of the Company to acquire up to 2,000,000 shares of the Company’s common stock at prices which may not be less than the stock’s fair market value on the date of grant. The options can be designated as either incentive options or nonqualified options. In June 2011, the shareholders of the Company approved an amendment to the Plan which increased the number of authorized issuances of stock-based incentives to 3,250,000 shares. The amendment also allows the issuance of performance units, including restricted stock units.

A summary of the Company’s stock option activity for the three months ended March 31, 2012 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (year)	Aggregate Intrinsic Value
Outstanding, December 31, 2011	781,486	$10.88	$4.42	6.93	$14,402,787

Granted	—
Exercised	(31,112)	$9.64	$3.09
Forfeited	—

Outstanding, March 31, 2012	750,374	$10.94	$4.48	6.70	$16,363,384

Vested and exercisable	500,374	$9.47	$3.43	6.27	$11,644,397

Vested and expected to vest	747,795	$10.92	$4.47	6.69	$16,318,828

During the three months ended March 31, 2012, 143,750 options vested with a weighted average exercise price of $9.25. The weighted average grant date fair value of these options was $4.34 per option. At March 31, 2012, there were 250,000 unvested options with a weighted average remaining amortization period of 1.73 years.

The Company recognized compensation expense based upon the fair value of the options at the date of grant determined by the Black-Scholes option pricing model. For the quarters ended March 31, 2012 and 2011 the Company recognized compensation expense of $217,000 and $288,000, respectively, related to these options. As of March 31, 2012, the future pre-tax expense of non-vested stock options is $1.3 million to be recognized through the second quarter of 2015.

In addition to the stock option grants discussed above, during the first quarter of 2012, the Company granted certain officers, employees and directors 167,520 restricted stock units. Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock upon vesting. Compensation expense, determined by multiplying the number of restricted stock units granted by the closing market price of the Company’s common stock on the grant date, is recognized over the respective vesting periods on a straight-line basis. For the three months ended March 31, 2012, compensation expense related to restricted stock units was $949,000. The Company has an assumed forfeiture rate of 1% on restricted stock units issued. As of March 31, 2012, the future unamortized pre-tax compensation expense associated with unvested restricted stock units totaled approximately $8.2 million to be recognized through December 2014. The weighted average vesting period related to unvested restricted stock units at March 31, 2012 was approximately 2.33 years. A summary of the Company’s restricted stock unit activity for the three months ended March 31, 2012, is as follows:

	Units	Fair Values (1)
Outstanding, December 31, 2011	197,050	$27.72
Granted	167,520	28.69
Vesting (2)	(4,630)	28.64
Forfeited	—	—

Outstanding, March 31, 2012	359,940	$28.16

(1)	Represents the weighted average grant date market value
(2)	One share of common stock was issued for each restricted stock unit that vested during the period

On June 5, 2008, the Company issued 613,336 warrants to purchase common stock to non-affiliated accredited investors pursuant to exemptions from registration under federal and state securities laws. The warrants have an exercise price of $32.43 and have, as of March 31, 2012, a remaining life of approximately 1 year and 2 months.

NOTE F: Income Taxes

Deferred income taxes are recognized for the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes, as required by current accounting standards. The deferred tax is measured using the enacted tax rates applicable to periods when these differences are expected to reverse.

Uncertain Tax Positions

The Company will consider a tax position settled if the taxing authority has completed its examinations, the Company does not plan to appeal, and it is remote that the taxing authority would reexamine the tax position in the future. The Company uses the benefit recognition model which contains a two-step approach, a more-likely-than-not recognition criteria and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. The amount of interest expense recognized by the Company related to uncertain tax positions is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return.

At March 31, 2012, the Company did not have any uncertain tax positions that would require recognition. The Company’s uncertain tax positions could change in the next twelve months; however, the Company does not expect any possible change to have a significant impact on its results of operations or financial position.

The Company files a consolidated federal income tax return and various combined and separate filings in several state and local jurisdictions. The Company’s 2010 income tax return is currently under examination by the Internal Revenue Service (“IRS”). We do not expect the outcome of the examination to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

It is also the Company’s practice to recognize estimated interest and penalties, if any, related to potential underpayment of income taxes as a component of income tax expense in its Consolidated Statements of Income. As of March 31, 2012, the Company did not have any accrued interest or penalties associated with any unrecognized tax liabilities. The Company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statutes of limitations prior to March 31, 2013.

NOTE G: Derivative Financial Instruments

The Company enters into various crude oil and natural gas hedging contracts, primarily costless collars and swaps, in an effort to manage its exposure to product price volatility. Historically, prices received for oil and gas production have been volatile because of seasonal weather patterns, supply and demand factors, worldwide political factors and general economic conditions. Costless collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. Swaps are designed so that the Company receives or makes payments based on a differential between fixed and variable prices for crude oil and natural gas. The Company has designated its commodity derivative contracts as cash flow hedges designed to achieve more predictable cash flows, as well as to reduce its exposure to price volatility. While the use of derivative instruments limits the downside risk of adverse price movements, they also limit future revenues from favorable price movements.

At March 31, 2012, accumulated other comprehensive income (loss) consisted of unrecognized losses of $1.1 million, net of taxes of $664,000, representing the inception to date change in mark-to-market value of the effective portion of the Company’s open commodity contracts, designated as cash flow hedges, as of the balance sheet date. At December 31, 2011, accumulated other comprehensive income (loss) consisted of unrecognized gains of $1.1 million, net of taxes of $658,000. For the quarter ended March 31, 2012 and 2011, the Company recognized realized cash settlement losses of $58,000 and $738,000, respectively. Based on the estimated fair market value of the Company’s derivative contracts designated as hedges at March 31, 2012, the Company expects to reclassify net losses of $864,000 into earnings from accumulated other comprehensive income during the next twelve months; however, actual cash settlement gains and losses recognized may differ materially.

During the first quarter of 2012 the Company entered into one additional natural gas swap and three additional crude oil swaps. The natural gas swap has a term of February 2012 to December 2013. The swap has a quantity of 20,000 Mmbtus per month at a fixed price of $2.925 per Mmbtu during 2012 and $3.560 per Mmbtu during 2013. The first of the three crude oil swaps has a term of January 2012 to December 2013. The swap has a quantity of 5,000 Bbls per month at a fixed price of $99.55 per barrel during 2012 and $97.60 during 2013. The second of the three crude oil swaps has a term of January 2012 to December 2013. The swap has a quantity of 5,000 Bbls per month at a fixed price of $107.30 per barrel during 2012 and $100.70 during 2013. The third crude oil swap has a term of March 2012 to December 2013. The swap has a quantity of 10,000 Bbls per month at a fixed price of $108.45 per barrel during 2012 and $105.55 during 2013.

At March 31, 2012, the Company had hedged its exposure to the variability in future cash flows from forecasted oil and gas production volumes as follows:

	Total Remaining Volume	Floor Price	Ceiling / Swap Price
Crude Oil Contracts (Bbls):
Swap contracts:
2012	90,000		$86.85
2012	90,000		$87.22
2012	90,000		$103.95
2012	45,000		$105.00
2012	45,000		$107.30
2012	45,000		$99.55
2012	90,000		$108.45
2013	120,000		$101.85
2013	60,000		$100.70
2013	60,000		$97.60
2013	120,000		$105.55

Costless collars contracts:
2012	90,000	$85.00	$110.00

Natural Gas Contracts (Mmbtu)
Swap contracts
2012	450,000		$6.415
2012	675,000		$4.850
2012	180,000		$2.925
2013	225,000		$4.850
2013	240,000		$3.560

All derivative instruments are recorded on the consolidated balance sheet at fair value. The following table summarizes the location and fair value amounts of all derivative instruments in the consolidated balance sheets (in thousands):

Derivatives designated as ASC 815 hedges:	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
	Balance Sheet Location	Mar. 31, 2012	Dec. 31, 2011	Balance Sheet Location	Mar. 31, 2012	Dec. 31, 2011

Commodity contracts	Current derivative financial instruments asset	$4,320	$4,037	Current derivative financial instruments liability	$(5,184)	$(2,890)

Commodity contracts	Long-term derivative financial instruments asset	206	868	Long-term derivative financial instruments liability	(865)	—

		$4,526	$4,905		$(6,049)	$(2,890)

Commodity derivative contracts – The following table summarizes the effects of commodity derivative instruments on the consolidated statements of income for the three months ended March 31, 2012 and 2011 (in thousands):

Derivatives designated as ASC 815 hedges:	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain or (Loss) Reclassified from	Amount of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)
	Mar. 31, 2012	Mar. 31, 2011	OCI into Income (Effective Portion)	Mar. 31, 2012	Mar. 31, 2011

Commodity contracts	(3,530)	(8,208)	Oil and gas revenues	(58)	(738)

	$(3,530)	$(8,208)		$(58)	$(738)

	Location of Gain or (Loss) Recognized in	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)
Derivatives in ASC 815 Cash Flow Hedging Relationships:	Income on Derivative (Ineffective Portion)	Mar. 31, 2012	Mar. 31, 2011

Commodity contracts	Hedge ineffectiveness	$(66)	$(2,202)

Contingent features in derivative instruments – None of the Company’s derivative instruments contain credit-risk-related contingent features. Counterparties to the Company’s derivative contracts are high credit quality financial institutions that are lenders under the Company’s credit facility. The Company uses credit facility participants to hedge with, since these institutions are secured equally with the holders of the Company’s debt, which eliminates the potential need to post collateral when the Company is in a large derivative liability position. As a result, the Company is not required to post letters of credit or corporate guarantees for its derivative counterparties in order to secure contract performance obligations.

NOTE H: Fair Value Disclosures

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

ASC Topic 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of the input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Cash, Cash Equivalents, Accounts Receivable and Payable and Royalties Payable – The carrying amount of cash and cash equivalents, accounts receivable and payable and royalties payable are estimated to approximate their fair values due to the short maturities of these instruments.

Long-term Debt – The Company’s long-term debt obligation bears interest at floating market rates, so carrying amounts and fair values are approximately equal.

Derivative Financial Instruments – Derivative financial instruments are carried at fair value. Commodity derivative instruments consist of costless collars and swaps for crude oil and natural gas. The Company’s costless collars are valued based on the counterparty’s marked-to-market statements, which are validated by observable transactions for the same or similar commodity options using the NYMEX futures index, and are designated as Level 2 within the valuation hierarchy. The Company’s swaps are valued based on a discounted future cash flow model. The primary input for the model is the NYMEX futures index. The Company’s model is validated by the counterparty’s marked-to-market statements. The swaps are also designated as Level 2 within the valuation hierarchy. The discount rate used in determining the fair values of these instruments includes a measure of nonperformance risk.

The table below presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

Fair Value of Financial Assets and Liabilities - March 31, 2012

(in thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balances as of March 31, 2012
Current portion of derivative financial instrument asset (1)	—	$4,320	—	$4,320

Long-term portion of derivative financial instrument asset (1)	—	206	—	206

Current portion of derivative financial instrument liability (1)	—	(5,184)	—	(5,184)

Long-term portion of derivative financial instrument liability (1)	—	(865)	—	(865)

(1)	Commodity derivative instruments accounted for as cash flow hedges.

Fair Value of Financial Assets and Liabilities - December 31, 2011

(in thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balances as of December 31, 2011
Current portion of derivative financial instrument asset (1)	—	$4,037	—	$4,037

Long-term portion of derivative financial instrument asset (1)	—	868	—	868

Current portion of derivative financial instrument liability (1)	—	(2,890)	—	(2,890)

Long-term portion of derivative financial instrument liability (1)	—	—	—	—

(1)	Commodity derivative instruments accounted for as cash flow hedges.

At March 31, 2012, and December 31, 2011, the Company did not have any assets or liabilities measured at fair value on a recurring basis that meet the definition of Level 1 or Level 3.

Asset Impairments – The Company reviews proved oil and gas properties for impairment quarterly and when events and circumstances indicate a significant decline in the recoverability of the carrying value of such properties. When events and circumstances indicate a significant decline in the recoverability of a property, the Company estimates the future cash flows expected in connection with the property and compares such future cash flows to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying amount of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include significant Level 3 assumptions associated with estimates of future oil and gas production, commodity prices based on commodity futures price curves as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate. The Company did not record any asset impairments during the three month periods ended March 31, 2012 or 2011.

Asset Retirement Obligations – The initial measurement of asset retirement obligations at fair value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and gas properties. Significant Level 3 inputs used in the calculation of asset retirement obligations include estimates of plugging costs and estimates of reserve lives. The estimated plugging costs per well and reserve lives vary significantly depending on the nature and location of the well. Significant increases or decreases in the plugging costs and/or reserve lives would result in a significant changes to the fair value measurement. A reconciliation of the Company’s asset retirement obligation is presented in Note J.

Property Acquisitions and Business Combinations – The Company records the identifiable assets acquired, liabilities assumed and any non-controlling interests at fair value at the date of acquisition. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on commodity futures price curves as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Company’s estimate of future natural gas and crude oil prices, operating and development costs, anticipated production of proved reserves, appropriate risk-adjusted discount rates and other relevant data. The Company’s acquisitions are discussed in Note B.

NOTE I: Public Offering of Common Stock

On January 19, 2011, the Company closed a public offering of 5,175,000 shares of common stock issued by the Company (including 675,000 shares of over allotment granted to underwriters) and 989,000 shares sold by certain selling shareholders in a public offering, at a price of $25.00 per share. The Company’s net proceeds from the offering were approximately $122.5 million after underwriting discounts and commissions, and other offering expenses of $6.9 million. Net proceeds from this offering were used to reduce indebtedness and for other corporate purposes.

NOTE J: Asset Retirement Obligations

The Company’s asset retirement obligations represent the estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and land restoration, in accordance with applicable local, state and federal laws. The Company determines its obligation by calculating the present value of estimated cash flows related to plugging and abandonment obligations. The changes to the Asset Retirement Obligations (“ARO”) for oil and gas properties and related equipment during the three months ended March 31, 2012, are as follows (in thousands):

Asset retirement obligation, January 1, 2012	$7,940

Accretion expense	107
Additional liabilities incurred	1,411

Asset retirement obligation, March 31, 2012	$9,458

NOTE K: Related Party Transactions

Accounts receivable at March 31, 2012, and December 31, 2011, includes $622,000 and $258,000, respectively, due from SBE Partners LP (“SBE Partners”). Accounts receivable at March 31, 2012 and December 31, 2011, also includes $135,000 and $113,000, respectively, due from OKLA Energy Partners LP (“OKLA Energy”). Both of these partnerships are oil and gas limited partnerships for which a subsidiary of the Company serves as general partner. These amounts represent the limited partnerships’ share of property operating expenditures incurred by operating subsidiaries of the Company on their behalf, as well as accrued management fees. Accounts payable at March 31, 2012 and December 31, 2011, includes $1.9 million and $2.8 million, respectively, due to SBE Partners for oil and gas revenues collected on its behalf. Accounts payable at March 31, 2012 and December 31, 2011, also includes $610,000 and $817,000, respectively, due to OKLA Energy for oil and gas revenues collected on its behalf.

Subsidiaries of the Company operate the majority of the oil and gas properties in which the two limited partnerships have an interest. Under this arrangement, the Company collects revenues from purchasers and incurs property operating and development expenditures on behalf of the partnerships. These revenues are paid monthly to each partnership, which in turn reimburse the Company for the partnership’s share of expenditures. The Company earned partnership management fees during the three months ended March 31, 2012 and 2011 of $101,000 and $111,000, respectively.

NOTE L: Equity Investments

The Company holds investments, in the form of general partnership interests, in two affiliated partnerships, SBE Partners and OKLA Energy. The Company accounts for these investments using the equity method of accounting. Under this accounting method the Company records its net share of income and expenses in the Partnership Income line item of its Consolidated Statement of Income. Contributions to the investment increase the Company’s investment while distributions from the partnership decrease the Company’s carrying value of the investment.

OKLA Energy, formed during 2008, holds direct working interests in producing oil and gas properties located throughout Oklahoma. The Company’s 2% general partner interest reverts to 35.66% when the limited partner realizes a contractually specified rate of return. The Company recorded gains in partnership income of $3,000 related to this investment for the three months ended March 31, 2012 and losses of $1,000 for the three months ended March 31, 2011.

SBE Partners, formed during 2007, holds direct working interests in producing oil and gas properties located in Giddings field in Texas. The Company holds a general partner interest of approximately 30%. The Company recorded partnership income related to this investment for each of the three months ended March 31, 2012 and 2011 of $288,000 and $411,000, respectively.

The Company’s carrying value for its equity investment in OKLA Energy at March 31, 2012 and December 31, 2011, was $642,000 and $646,000, respectively. The Company’s carrying value for its equity investment in SBE Partners at March 31, 2012 and December 31, 2011 was $1.3 million and $1.6 million, respectively.

NOTE M: Subsequent Events

Agreement and Plan of Merger

On April 24, 2012, the Company entered into a definitive merger agreement (“Merger Agreement”) with Halcón Resources Corporation (“Parent” and “Halcon”), Leopard Sub I, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and Leopard Sub II, LLC, a wholly-owned subsidiary of Parent (“Second Merger Sub”), pursuant to which Parent has agreed to acquire all of the issued and outstanding shares of common stock of the Company. Under the terms and subject to the conditions set forth in the Merger Agreement, which was unanimously approved by the Boards of Directors of both the Company and the Parent, Merger Sub will merge with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Parent (the “Merger”), and shortly thereafter the Company will merge with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of Parent (the “Second Merger”). The Merger and the Second Merger, taken together, are intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, to the extent of the stock portion of the merger consideration received by shareholders of the Company.

The per share consideration is fixed in the Merger Agreement at $20.00 in cash and 1.932 shares of Parent common stock for each issued and outstanding share of the Company’s common stock (excluding shares held by the Company in treasury and dissenting shares in accordance with Colorado law). Outstanding options to purchase shares of the Company’s common stock may either be exercised immediately prior to the effective time of the Merger on a net cashless basis and converted into the right to receive the merger consideration or converted into options to purchase Parent common stock; outstanding warrants to purchase the Company’s common stock will be assumed by Parent and converted into warrants to acquire Parent common stock; and issued and outstanding restricted stock units of the Company will be settled through the issuance of one share of common stock of the Company in respect of each restricted stock unit and thereafter converted into the right to receive the merger consideration.

Consummation of the transactions contemplated in the Merger Agreement is conditioned upon, among other things, (1) approval by the shareholders of each of the Company and Parent, (2) the receipt of all required regulatory approvals, (3) the absence of any order or injunction prohibiting the consummation of the Merger, (4) subject to certain exceptions, the accuracy of representations and warranties with respect to the Company’s or Parent’s business, as applicable, (5) receipt of customary tax opinions and (6) the effectiveness of a registration statement relating to the shares of Parent common stock to be issued in the Merger. The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of approximately $27.8 million, approximately 2.75% of the merger consideration. In certain circumstances involving the termination of the Merger Agreement, the Company or Parent will be obligated to reimburse the other’s expenses incurred in connection with the transactions contemplated by the Merger Agreement in an aggregate amount not to exceed $10 million.

Voting Agreements

In connection with the Merger Agreement, certain of our officers and directors (and certain of their affiliates) entered into a voting agreement dated as of April 24, 2012 with Parent and Merger Sub (the “Company Voting Agreement”). The Company Voting Agreement provides that, among other things, each holder will vote his shares in favor of the approval and adoption of the Merger Agreement and will not sell or transfer his shares until the Company Voting Agreement terminates. The Company Voting Agreement will terminate (i) at the closing of the Merger, (ii) if the Merger Agreement is terminated in accordance with its terms, or (iii) upon any amendment to the Merger Agreement to decrease the merger consideration or otherwise alter the Merger Agreement in a manner adverse to the holder in any material respect. As of the date of the Company Voting Agreement, such holders owned approximately 17.1% of our issued and outstanding common stock.

In connection with the Merger Agreement, HALRES, LLC, a Delaware limited liability company (“HALRES”) entered into a voting agreement dated as of April 24, 2012 with us (the “Parent Voting Agreement”). The Parent Voting Agreement provides that, among other things, HALRES will vote its shares in favor of the issuance of the Parent common stock to be issued in the Merger and will not transfer its shares until the Parent Voting Agreement terminates. The Parent Voting Agreement will terminate at the Closing of the Merger or if the Merger Agreement is terminated in accordance with its terms. As of the date of this Parent Voting Agreement, HALRES owned approximately 51% of the issued and outstanding common stock of Parent.

Merger-Related Litigation

As of May 3, 2012, five putative class action lawsuits had been filed in the District Court of Harris County, Texas against the Company, each of its directors, Halcón and certain Halcón subsidiaries, and in one lawsuit, HALRES. The lawsuits have each been brought by a purported stockholder of the Company and allege, among other things, that the members of our board of directors, aided and abetted by us and Halcón, and in one lawsuit, HALRES, breached their fiduciary duties to our stockholders by entering into the Merger Agreement for merger consideration the plaintiffs claim is inadequate and pursuant to a process the plaintiffs claim to be flawed. The lawsuits seek, among other things, to enjoin the defendants from consummating the Merger on the agreed-upon terms or to rescind the Merger to the extent already implemented, as well as damages, expenses, and attorneys’ fees. We believe these suits are without merit and intend to vigorously defend against such claims. There may be additional lawsuits of a similar nature.